Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS RECORD 2023 FOURTH QUARTER AND FULL YEAR NET SALES

New York, New York, January 23, 2024, Inter Parfums, Inc. (NASDAQ GS: IPAR) (“Inter Parfums” or the “Company”) today announced that for the three months and full year ended December 31, 2023, net sales rose 6% to $329 million and 21% to $1.32 billion, from the same periods in 2022, respectively.

Net Sales: ($ in millions; data may not foot due to rounding)	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
Total Inter Parfums, Inc.	$329	$311	6%	$1,318	$1,087	21%
European based product sales	$200	$197	2%	$862	$744	16%
United States based product sales	$128	$114	13%	$456	$343	33%
At comparable foreign currency exchange rates, consolidated net sales for the three months and year ended December 31, 2023, increased 4% and 20%, respectively, compared to the same periods in 2022. Of note, the average dollar/euro exchange rate for the 2023 fourth quarter was 1.08 compared to 1.02 in the fourth quarter of 2022, while for the full year, the average dollar/euro exchange rate for 2023 was 1.08 compared to 1.05 in 2022, leading to a positive 2% foreign exchange impact for the fourth quarter and 1% for the full year.

Management Commentary:

Jean Madar, Chairman & Chief Executive Officer of Inter Parfums, stated, “With ongoing strength in the overall fragrance market and our successful distribution execution, we grew sales by 6% during the quarter. The better-than-expected performance in the final quarter culminated in 21% sales growth for the year, surpassing our guidance of $1.3 billion. Of note, the quarterly growth rate in comparison to the full year reflects the elevated sales baseline from the preceding year. Furthermore, compared to 2019, our sales were up 85% for both the fourth quarter and full year 2023.

“Our European based operations grew sales by 2%, primarily due to Coach brand sales which rose 17% in the fourth quarter. Considering Jimmy Choo and Montblanc sales growth of 78% and 50%, respectively, in the closing quarter of 2022, a modest decline in net sales for those two brands during the fourth quarter of 2023 was expected.

“For the full year, European based operations grew sales by 16%, led by the Coach, Jimmy Choo and Montblanc brands, which were up 25%, 19% and 15% growth, respectively.”

Mr. Madar continued, “For U.S. based operations, our 13% sales growth in the fourth quarter was primarily driven by Donna Karan/DKNY with comparable quarter sales growing 21%. GUESS and Ferragamo also saw mid-single-digit sales growth during the quarter, relative to the very high base in the prior year period. The Phase 1 roll-out of the iconic Abercrombie & Fitch Fierce fragrance, in select markets, boosted fourth quarter sales with further gains expected as we launch Phase 2 in the spring.

“For the full year, U.S. based operations grew sales by 33%, led by Donna Karan/DKNY, GUESS, and Ferragamo achieving gains of 205%, 23% and 21%, respectively. Of note, Donna Karan/DKNY joined our portfolio in July of 2022, which helps explain the exceptional year-over-year performance.”

Mr. Madar concluded, “Our stimulating pipeline of innovative products across our portfolio of brands, now inclusive of Lacoste and Roberto Cavalli, a fully operational Italian affiliate in Florence, Italy, and our dynamic positioning within the industry, strengthen our confidence in gaining further market share in the years ahead and deliver another record year in 2024."

The Company’s full year 2024 guidance will be addressed in conjunction with the issuance of the 2023 fourth quarter and full year consolidated earnings results.

About Inter Parfums, Inc.:

Operating in the global fragrance business since 1982, Inter Parfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance-related products under license agreements with brand owners. The Company manages its business in two operating segments, European based operations, through their 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

The portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, MCM, Moncler, Montblanc, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Inter Parfums, Inc. is also the registered owner of several trademarks including Lanvin and Rochas.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2022 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:

Inter Parfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Karin Daly
Chief Financial Officer		Investor Relations Counsel
(212) 983-2640		(212) 836-9623 / kdaly@equityny.com
www.interparfumsinc.com		www.theequitygroup.com